Exhibit 99.1

TransCode Therapeutics Appoints Zdravka Medarova, Ph.D., as Chief Technology Officer

Boston, MA, Sept. 30, 2021 – TransCode Therapeutics, Inc. (TransCode) (Nasdaq: RNAZ), an emerging RNA oncology company created on the belief that cancer can be defeated through the intelligent design and effective delivery of RNA therapeutics, today announced that Zdravka Medarova, Ph.D., has been appointed as the company’s Chief Technology Officer effective October 1, 2021. Dr. Medarova is a scientific co-founder of TransCode and has served as a member of TransCode’s advisory board since its founding in January 2016.

“We are delighted to welcome Zdravka as a full-time member of the TransCode team,” said Michael Dudley, CEO of TransCode. “We have long benefitted from her extensive expertise in developing nanotechnology and imaging tools to better understand cancer initiation and progression, as well as her support of our preclinical research through affiliations with Harvard Medical School and Massachusetts General Hospital. Zdravka’s leadership will be invaluable as we pursue validation of our TTX platform as a viable means to bring the promise of RNA therapeutics to the treatment of cancer.”

Dr. Medarova joins TransCode from Harvard Medical School and Massachusetts General Hospital (MGH), where she served as an Associate Professor of Radiology at Harvard Medical School and an Assistant in Neuroimaging at the Athinoula A. Martinos Center for Biomedical Imaging at MGH. Dr. Medarova carried out seminal work in the field of RNA oncology. Together with her colleagues at MGH, she described, for the first time, the design and application of iron oxide nanoparticles as imaging-capable carriers of siRNA to tumors. This work generated substantial interest in the research community since it illustrated the value of these nanoparticles for delivering small RNA therapy for oncology applications and described an approach for the noninvasive monitoring of RNA delivery. Since then, Dr. Medarova has emerged as one of the leaders in the field of non-coding RNA delivery to cancer. She has developed a robust NIH funded program and authored multiple high-impact publications on the topic of RNA delivery, nanotechnology, and the biology of cancer metastasis.

Dr. Medrova obtained a B.A. in pre-medicine from the University of Southerin Maine and a Ph.D. in Genetics from the University of New Hamspshire.

“As one of TransCode’s scientific co-founders, in addition to supporting the company as a researcher and advisor, I have had significant exposure to the company’s TTX delivery platform and lead candidate, TTX-MC138,” said Dr. Medarova. “Across this experience, I believe TransCode’s approach may finally solve the persistent challenge of RNA delivery in oncology with the potential for tremendous patient impact. I am eager to join TransCode at this important time in the company’s growth, with first-in-human studies and clinical assessment on the horizon, to help bring TransCode’s technology to its fullest potential.”

Dr. Medarova has been invited to present at the upcoming International Oligonucleotide and Peptide Conference (IOPC) on October 18-19, 2021. Her talk, “The Future of Oncology Through the Lens of RNA,” will support TransCode’s approach to RNA delivery using its TTX platform technology.

About TransCode Therapeutics

TransCode is an emerging RNA oncology company created on the belief that cancer can be defeated through the intelligent design and effective delivery of RNA therapeutics. The Company has created a platform of drug candidates designed to target a variety of tumor types with the objective of significantly improving patient outcomes. The Company’s lead therapeutic candidate, TTX-MC138, is focused on treating metastatic cancer, which causes approximately 90% of all cancer deaths representing over nine million deaths per year worldwide. The Company believes that TTX-MC138 has the potential to produce regression without recurrence in a range of cancers, including breast, pancreatic, ovarian and colon cancer, glioblastomas and others. The Company’s other drug candidates, TTX-siPDL1 and TTX-siLIN28b, focus on the treatment of tumors by targeting PD-L1 and Lin28b, respectively. The Company is also developing diagnostic products related to its planned therapeutics business.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning the therapeutic potential of TTX-MC138 and statements concerning TransCode’s development programs and TTX technology platform generally. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk associated with drug discovery and development; the risk that the results of our planned clinical trials will not be consistent with our pre-clinical studies or expectations; risks associated with the timing and outcome of TransCode's planned regulatory submissions; risks associated with TransCode’s planned clinical trials for its product candidates; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with TransCode’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from other companies developing products for similar uses; risks associated with TransCode’s financial condition and its need to obtain additional funding to support its business activities, including TransCode’s ability to continue as a going concern; risks associated with TransCode’s dependence on third parties; and risks associated with the COVID-19 coronavirus. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause TransCode’s actual results to differ from those contained in or implied by the forward-looking statements, see the section entitled “Risk Factors” in TransCode’s Quarterly Report on Form 10-Q for the period ended June 30, 2021, as well as discussions of potential risks, uncertainties and other important factors in TransCode’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release; TransCode undertakes no duty to update this information unless required by law.

Investor Contact:

Josh Rappaport

Stern Investor Relations

josh.rappaport@sternir.com

Company Contact:
Tom Fitzgerald, CFO
tom.fitzgerald@transcodetherapeutics.com